EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of September 17, 2007

among

MAINFREIGHT LIMITED,

SALEYARDS CORP.

and

TARGET LOGISTICS, INC.

i

ii

SECTION 8.9.	Enforcement	45
SECTION 8.10.	Defined Terms	46

EXHIBIT A Form of Stockholder Consent
EXHIBIT B Certificate of Incorporation of Target Logistics, Inc.

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 17, 2007, among MAINFREIGHT LIMITED, a New Zealand corporation (“Parent”), SALEYARDS CORP., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and TARGET LOGISTICS, INC., a Delaware corporation (the “Company”).

INTRODUCTION

WHEREAS, the respective Boards of Directors of each of Parent, Merger Sub and the Company have unanimously (i) approved and declared advisable the merger of Merger Sub with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement and (ii) approved this Agreement.

WHEREAS, as a result of the Merger, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”) and Class F preferred stock, par value $10.00 per share, of the Company (the “Class F Preferred Stock”) (other than shares of Company Common Stock and Class F Preferred Stock owned by the Company, Parent, Merger Sub or any wholly owned Subsidiary (as defined in Section 2.4(a)) of the Company or Parent immediately prior to the Effective Time (as defined in Section 1.2) and Dissenting Shares (as defined in Section 1.6(d)), will, upon the terms and subject to the conditions set forth herein, be converted into the right to receive the Merger Consideration (as defined in Section 1.6(b)).

WHEREAS, as a condition to Parent to enter into this Agreement and the Stock Purchase Agreement between Parent and Swirnow Airways Corp. dated as of the date hereof (the “Stock Purchase Agreement”), and to incur the obligations set forth herein and therein, immediately following the execution and delivery of this Agreement, the Principal Stockholders shall execute and deliver written consents in accordance with Section 228 of the DGCL, substantially in the form of Exhibit A attached to this Agreement (the “Stockholders’ Consents”), pursuant to which such stockholders shall consent to the necessary actions required pursuant to this Agreement (including to effect the Merger) without a meeting, without prior notice and without a vote.

In consideration of the foregoing and of the mutual covenants contained in this Agreement, the Stockholders’ Consents and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

THE MERGER

SECTION 1.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

SECTION 1.2 Effective Time; Closing. i) The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (Eastern Standard time) on a date to be specified by the parties to this Agreement, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article 6 (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable law) waived on the Closing Date), at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York 10018 unless another date, time or place is agreed to in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”. As used in this Agreement, “Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York or Auckland, New Zealand.

As soon as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger, in accordance with the DGCL, with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) (the time of such filing (or such later time as is specified in such Certificate of Merger as agreed between Parent and the Company) being the “Effective Time”).

SECTION 1.3. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL (except as provided herein). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 1.4. Certificate of Incorporation; Bylaws. At the Effective Time, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended so as to read in its entirety in the form attached hereto as Exhibit B and, as so amended shall be the certificate of incorporation of the Surviving Corporation. At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until thereafter further amended as provided therein or by applicable law.

SECTION 1.5. Directors and Officers.

The directors of Merger Sub immediately prior to the Effective time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or the election of their successors. The Company shall cause all directors of the Company to resign immediately prior to the Effective Time.

The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or the election of their successors.

SECTION 1.6. Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other holder of any shares of capital stock of Company Common Stock or Class F Preferred Stock:

(a) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, par value $0.01 per share, and such shares of common stock issued upon conversion of the capital stock of Merger Sub shall represent all of the outstanding shares of the Surviving Corporation.

(b) Conversion of Company Common Stock and Class F Preferred Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any shares to be canceled pursuant to Section 1.6(c)) shall be canceled and shall be converted automatically into the right to receive $2.50 in cash payable to the holder thereof, without interest (the “Common Stock Merger Consideration”). Each Share of Class F Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and any shares to be canceled pursuant to Section 1.6(c)) shall be canceled and shall be converted automatically into the right to receive $62.50 in cash payable to the holder thereof, without interest (the “Class F Preferred Stock Merger Consideration,” and together with the Common Stock Merger Consideration, the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock and Class F Preferred Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist and, subject to Section 1.6(d), each holder of a certificate representing any such shares of Company Common Stock or Class F Preferred Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(c) Cancellation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock and each share of Class F Preferred Stock held in the treasury of the Company and each share of Company Common Stock and Class F Preferred Stock owned by Merger Sub, Parent, any wholly owned Subsidiary of Parent or any subsidiary of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d) Shares of Company Common Stock of Dissenting Stockholders.

(i) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock and Class F Preferred Stock that are issued and outstanding immediately prior to the Effective Time and which are held by a stockholder who did not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (a “Dissenting Stockholder,” and collectively, the “Dissenting Stockholders”), shall not be converted into or be exchangeable for the right to receive the Merger Consideration, but instead such holder shall be entitled to payment of the fair value of such shares (the “Dissenting Shares”) in accordance with the provisions of Section 262 of the DGCL (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL), unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost rights to appraisal under the DGCL. If any Dissenting Stockholder shall have failed to perfect or shall have effectively withdrawn or lost such right, such holder’s shares of Company Common Stock or Class F Preferred Stock, as the case may be, shall thereupon be treated as if they had been converted into and become exchangeable for the right to receive, as of the Effective Time, the Merger Consideration for each such share of Company Common Stock or Class F Preferred Stock, as the case may be, in accordance with Section 1.6(b), without any interest thereon, upon surrender in the manner provided in Section 1.7, of the certificate or certificates that formerly evidenced such shares of Company Common Stock or Class F Preferred Stock, as the case may be.

The Company shall give to Parent (i) prompt written notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands, or offer to settle, or settle, any such demands. Any amount payable to any holder of Company Common Stock or holder of Class F Preferred Stock exercising appraisal rights shall be paid solely by the Surviving Corporation out of its own funds.

SECTION 1.7. Exchange of Company Certificates.

(a) Paying Agent. No later than five (5) Business Days prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as agent for the holders of Company Common Stock and Class F Preferred Stock in connection with the Merger (the “Paying Agent”) to receive, on terms reasonably acceptable to the Company, for the benefit of holders of shares of Company Common Stock and Class F Preferred Stock, the aggregate Merger Consideration to which holders of shares of Company Common Stock and Class F Preferred Stock shall become entitled pursuant to Section 1.6(b). From time to time, Parent shall make available, or cause the Surviving Corporation to make available, to the Paying Agent cash in amounts and at times necessary for the prompt payment of the Merger Consideration as provided in Section 1.6(b) upon surrender of certificates representing the shares of Company Common Stock and Class F Preferred Stock as provided herein. All interest earned on such funds shall be paid to Parent.

(b) Exchange Procedure. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock and Class F Preferred Stock (the “Company Certificates”) (other than holders of shares of Company Common Stock or Class F Preferred Stock that are cancelled in accordance with Section 1.6(c)), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for the Merger Consideration as provided in Section 1.6(b). Upon surrender of a Company Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Company Certificate shall be entitled to receive in exchange therefor the Merger Consideration, without interest, and the Company Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock or Class F Preferred Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Company Certificate so surrendered is registered, if such Company Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Company Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 1.7(b), each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration pursuant to Section 1.6(b). No interest will be paid or will accrue on the cash payable upon the surrender of any Company Certificate.

(c) No Further Ownership Rights in Company Common Stock or Class F Preferred Stock; Transfer Books. All cash paid upon the surrender of Company Certificates in accordance with the terms of this Article 1 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock and Class F Preferred Stock theretofor represented by such Company Certificates. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Stock or Class F Preferred Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged for cash as provided in this Article 1.

(d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Company Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration, payable upon due surrender of their Company Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Company Certificates shall not have been surrendered immediately prior to such date on which any payment pursuant to this Article 1 would otherwise escheat to or become the property of any Governmental Authority, the Merger Consideration in respect of such Company Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interests of any Person previously entitled thereto. As used in this Agreement, “Governmental Authority” shall mean the United States federal, state, county, local or any foreign government, governmental, regulatory or administrative authority, subdivision, agency, or commission or any court, tribunal, or judicial or arbitral body or entity.

(e) Lost, Stolen or Destroyed Certificates. In the event any Company Certificates evidencing Company Common Stock or Class F Preferred Stock shall have been lost, stolen or destroyed, the Paying Agent shall pay to such holder the Merger Consideration required pursuant to Section 1.6(b), in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit, which shall include indemnities and the posting of a bond which are acceptable to Parent, of that fact by the holder thereof with such assurances as the Paying Agent, in its discretion and as a condition precedent to the payment of the Merger Consideration may reasonably require of the holder of such lost, stolen or destroyed Company Certificates.

(f) Withholding Taxes. Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Paying Agent to deduct and withhold, from the consideration otherwise payable to a holder of Company Common Stock or Class F Preferred Stock pursuant to the Merger any stock transfer taxes and such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), or any applicable provisions of state, local or foreign tax law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Class F Preferred Stock in respect of which such deduction and withholding were made.

SECTION 1.8. Options. (a)  At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding Option (hereinafter defined), whether vested or unvested, exercisable or unexercisable, each Option that is outstanding and unexercised immediately prior thereto shall immediately and fully vest, and subject to the terms and conditions set forth below in this Section 1.8, each such Option shall terminate and be cancelled at the Effective Time and each holder of an Option will be entitled to receive from the Company, and shall receive, in settlement of each Option a Cash Amount. The “Cash Amount” shall be equal to the net amount of (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per share of such Option, multiplied by (ii) the number of shares subject to such Option, less (B) any applicable withholdings for Taxes. If the exercise price per share of any Option equals or exceeds the Merger Consideration, the Cash Amount therefor shall be zero. Notwithstanding the foregoing, (i) payment of the Cash Amount is subject to written acknowledgement, in a form acceptable to the Surviving Corporation, that no further payment is due to such holder on account of any Option and all of such holder’s rights under such Options have terminated and (ii) with respect to any person subject to Section 16(a) of the Exchange Act, any Cash Amount to be paid to such person in accordance with this Section 1.8 shall be paid as soon as practicable after the payment can be made without liability to such person under Section 16(b) of the Exchange Act. As used in this Agreement, “Option” means any option granted, and not exercised, expired or terminated, to a current or former employee, director or independent contractor of the Company or any of the Company Subsidiaries or any predecessor thereof to purchase shares of Company Common Stock pursuant to the Company’s 1996 Stock Option Plan, the Company’s 2005 Stock Option Plan, or any other stock option, stock bonus, stock award, or stock purchase plan, program, or arrangement of the Company or any of the Company Subsidiaries or any predecessor thereof (“Company Stock Plans”) or any other Contract entered into by the Company or any of the Company Subsidiaries.

(b) As of the Effective Time, except as provided in this Section 1.8, all rights under any Option and any provision of the Company Stock Plans providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be cancelled. The Company shall use its reasonable best efforts to ensure that, as of and after the Effective Time, except as provided in this Section 1.8, no person shall have any rights under the Company Stock Plans or any other plan, program or arrangement with respect to securities of the Company, the Surviving Corporation or any subsidiary thereof.

(c) Except as set forth on Section 1.8(c) of the Company Disclosure Letter (as defined in Section 2), no outstanding Option may be exercised for a price that is less than the fair market value of the underlying stock of the Company on the date such Option was granted (determined by the reasonable application of a reasonable valuation method), and no Option to purchase stock of the Company has been exercised for a price that was less than the fair market value of the underlying stock of the Company on the date such Option was granted (determined by the reasonable application of a reasonable valuation method).

(d) At or before the Effective Time, the Company shall use its reasonable best efforts to cause to be effected any necessary amendments to the Company Stock Plans and any other resolutions, consents or notices, in such form reasonably acceptable to Parent, required or otherwise necessary under the Company Stock Plans or any Options to give effect to the foregoing provisions of this Section 1.8 and to use its reasonable best efforts to obtain the acknowledgement required under paragraph (a) of this Section 1.8.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as publicly disclosed with reasonable specificity by the Company in the Company SEC Reports (as defined in Section 2.5(a)) filed with the SEC prior to the date of this Agreement (excluding the exhibits thereto) and except as set forth in the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform Parent of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by the Company to Parent (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date as follows:

SECTION 2.1. Organization. The Company and each of the Subsidiaries of the Company (the “Company Subsidiaries”) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite entity power and authority to own, operate and lease its properties and to carry on its business as now conducted. The Company and each of the Company Subsidiaries is duly qualified and/or licensed, as may be required, and in good standing in each of the jurisdictions in which the nature of the business conducted by it or the character of the property owned, leased or used by it makes such qualification and/or licensing necessary, except in such jurisdictions where the failure to be so qualified and/or licensed, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Company Material Adverse Effect. A “Company Material Adverse Effect” means a material adverse effect on (i) the business, operations, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries considered as a single enterprise or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that any event, condition, change, occurrence or development of a state of circumstances which (x) adversely affects the freight forwarding industry generally, (y) arises out of general economic or industry conditions (and in the case of clauses (x) and (y) does not disproportionately affect the Company and the Company Subsidiaries considered as a single enterprise) or (z) (other than with respect to Section 2.3) result from the transactions contemplated by this Agreement or the announcement thereof, shall not be considered in determining whether a Company Material Adverse Effect has occurred. The copies of the certificate of incorporation and bylaws of the Company which are incorporated by reference as exhibits to the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement. The copies of the certificate or articles of incorporation and bylaws of the Company Subsidiaries which were delivered to Parent prior to the date of this Agreement are complete and correct copies of such documents and contain all amendments thereto as in effect on the date of this Agreement.

SECTION 2.2. Capitalization. (a)  As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 30,000,000 shares of Company Common Stock, 18,811,686 of which are issued and outstanding (including shares of Company Common Stock held by the Company in its treasury) and (ii) 2,500,000 shares of preferred stock, of which 300,000 shares have been designated Class F Preferred Stock. As of the date of this Agreement, 122,946 shares of Class F Preferred Stock are issued and outstanding. 734,951 shares of Company Common Stock are held by the Company in its treasury. The Company has not declared or paid any dividend, or declared or made any distribution on, or authorized the creation or issuance of, or issued, or authorized or effected any split-up or any other recapitalization of, any of its capital stock, or directly or indirectly redeemed, purchased or otherwise acquired any of its outstanding capital stock. Such issued and outstanding shares of Company Common Stock and Class F Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights and in compliance with all applicable state and federal securities laws. The Company has not heretofore agreed to take any such action, and there are no outstanding contractual obligations of the Company of any kind, to redeem, purchase or otherwise acquire any outstanding shares of capital stock of the Company. There are no outstanding bonds, debentures, notes or other indebtedness or warrants or other securities of the Company having the right to vote (or, other than any outstanding options to purchase Company Common Stock, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(b) Section 2.2(b) of the Company Disclosure Letter lists all outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company or any of the Company Subsidiaries, any capital stock of the Company or securities convertible into or exchangeable for capital stock of the Company (and the exercise, conversion, purchase, exchange or other similar price thereof) and all outstanding restricted stock awards. There are no stock appreciation rights attached to the options, warrants or rights listed in Section 2.2(b) of the Company Disclosure Letter. Except as set forth above in this Section 2.2 and Section 2.2(b) of the Company Disclosure Letter, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, and there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests of, or ownership interests in, the Company or any of the Company Subsidiaries or obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

SECTION 2.3. Authorization; No Conflict.

(a) The Company has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company. No other corporate proceedings on the part of the Company or any of the Company Subsidiaries are necessary to authorize the execution and delivery of this Agreement, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby, except for the adoption of this Agreement by the Required Company Stockholder Vote (as defined in Section 2.12(b)), if required by applicable law. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby nor compliance by the Company with any of the provisions herein will (i) result in a violation or breach of or conflict with the (x) certificate or articles of incorporation or bylaws of the Company or any of the Company Subsidiaries that is a corporation, (y) the articles or certificate of formation or the limited liability company agreement of any of the Company Subsidiaries that is a limited liability company, or (z) the certificate of limited partnership or partnership agreement of any of the Company Subsidiaries that is a limited partnership, or the organizational documents of any other of the Company Subsidiaries, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (as defined in Section 2.4(b)) upon any of the properties or assets owned or operated by the Company or any Company Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any of the Company Subsidiaries under, any of the terms, conditions or provisions of any Contract of any kind to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to the Company or any of the Company Subsidiaries or any of their respective properties or assets, other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or Person is necessary to be obtained or made by the Company or any of the Company Subsidiaries in connection with the Company’s execution, delivery and performance of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) compliance with the DGCL, with respect to the filing of the Certificate of Merger, (ii) compliance with the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) and other applicable foreign competition or antitrust laws, if any, (iii) the filing with the SEC of (A) an information statement relating to the Merger and the transactions contemplated hereby (such information statement, as amended or supplemented from time to time, the “Information Statement”), and (B) such reports under Section 13(a), 13(d), 15(d) or 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) compliance with the rules of the American Stock Exchange, (v) compliance with the “blue sky” laws of various states, and (vi) other than those required by clauses (i)-(v), where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

SECTION 2.4. Subsidiaries.

(a) Section 2.4(a) of the Company Disclosure Letter sets forth the name and jurisdiction of organization of each (i) of the Company Subsidiaries; and (ii) entity (other than the Company Subsidiaries) in which the Company or any of the Company Subsidiaries owns any interest.

(b) All of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, each of the Company Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and such shares, securities or interests are owned by the Company or by one or more Company Subsidiaries free and clear of any Liens or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements, arrangements, undertakings or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the capital stock or other equity interests of, or other ownership interests in, any of the Company Subsidiaries. There are no agreements requiring the Company or any of the Company Subsidiaries to make contributions to the capital of, or lend or advance funds to, any of the Company Subsidiaries. As used in this Agreement, “Lien” means, with respect to any asset, any mortgage, lien, claim, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

SECTION 2.5. SEC Reports and Financial Statements.

(a) Since July 1, 2003, the Company has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and other documents (collectively, including all exhibits thereto, the “Company SEC Reports”) required to be filed by the Company with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, the Company SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and the respective rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Reports, and none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No event has occurred with respect to the Company or any of the Company Subsidiaries that requires, or after the passage of time would require, the filing of a current report or Form 8-K for which such Form 8-K has not otherwise been filed. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.

(b) The consolidated balance sheets and the related consolidated statements of income, consolidated statements of comprehensive income (loss) and stockholders’ equity and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (collectively, the “Company Financial Statements”) of the Company contained in the Company SEC Reports have been prepared from the books and records of the Company and the Company Subsidiaries, comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein) and present fairly the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments in the ordinary course of business which are not material). Except as reflected in the Company Financial Statements, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than any liabilities incurred since June 30, 2007 in the ordinary course of business consistent with past practice which, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Company Material Adverse Effect.

(c) The Company has not received notice from the SEC or any other Governmental Authority that any of its accounting policies or practices are currently or may be the subject of any review, inquiry, investigation or challenge by the SEC or other Governmental Authority. Since July 1, 2003, the Company’s independent public accounting firm has not informed the Company that it has any material questions, challenges or disagreements regarding or pertaining to the Company’s accounting policies or practices. Since July 1, 2003, to the Knowledge of the Company, no officer or director of the Company has received, or is entitled to receive, any material compensation from any entity that has engaged in or is engaging in any material transaction with Company or any of the Company Subsidiaries. Set forth in Section 2.5(c) of the Company Disclosure Letter is a list of all off-balance sheet special purpose entities and financing arrangements of the Company and the Company Subsidiaries.

(d) With respect to each annual report on Form 10-K, each quarterly report on Form 10-Q and each amendment of any such report included in the Company SEC Reports, the chief executive officer and chief financial officer of the Company have made all certifications (without qualifications or exceptions to the matters certified) required by, and would be able to make such certifications (without qualifications or exceptions to the matters certified) as of the date hereof and as of the Closing Date as if required to be made as of such dates pursuant to the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) and any related rules and regulations promulgated by the SEC and the American Stock Exchange, and the statements contained in any such certifications are complete and correct. Neither the Company nor its officers has received notice from any Governmental Authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certificates.

(e) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) or 15d-15(e) under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Company required to be disclosed in the Company SEC Reports, including its consolidated Company Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in Company’s periodic reports required under the Exchange Act.

(f) The Company is in compliance in all material respects with all current and proposed listing and corporate governance requirements of the American Stock Exchange, and is in compliance in all material respects, and will continue to remain in compliance from the date hereof until immediately after the Effective Time, with all applicable rules, regulations and requirements of the Sarbanes-Oxley Act and the SEC.

SECTION 2.6. Absence of Material Adverse Changes, etc. Since June 30, 2007, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business consistent with past practice and there has not been or occurred:

(a) any event, condition, change, occurrence or development of a state of circumstances which, individually or in the aggregate, has had or would reasonably be expected to have or result in a Company Material Adverse Effect;

(b) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets owned or operated by the Company and the Company Subsidiaries; or

(c) any event, condition, action or occurrence that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1(b).

SECTION 2.7. Interested Party Transactions. Except for employment Contracts filed as an exhibit to or incorporated by reference in a Company SEC Report filed prior to the date hereof, Section 2.7 of the Company Disclosure Letter sets forth a correct and complete list of the Contracts or other arrangements that are in existence as of the date of this Agreement or transactions under which the Company or any of the Company Subsidiaries has any existing or future liabilities, between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (A) present executive officer or director of the Company or any person that has served as such an executive officer or director within the past two years or any of such executive officer’s or director’s immediate family members, (B) record or beneficial owner of more than 5% of the Company Common Stock as of the date hereof, or (C) to the Knowledge of the Company, any Affiliate of such executive officer, director or owner (other than the Company or any of the Company Subsidiaries). Parent has been provided with true and complete copies of any such Contracts or arrangements, all of which shall be terminated on or prior to the Closing, except as set forth on Section 2.7 of the Company Disclosure Letter.

SECTION 2.8. Litigation. There are no suits, actions, claims, arbitrations or other proceedings or investigations pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party which, individually or in the aggregate, has had or would reasonably be expected to have or result in a Company Material Adverse Effect. There are no judgments, decrees, injunctions, rules, awards or orders of any Governmental Authority outstanding against the Company or any of the Company Subsidiaries which, individually or in the aggregate, have had or would reasonably be expected to have or result in a Company Material Adverse Effect.

SECTION 2.9. Information Supplied. None of the information supplied or to be supplied by the Company specifically for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, if such a meeting is held pursuant to Section 5.1(b), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The portions of the Information Statement supplied by the Company will comply in all material respects with the requirements of the Exchange Act. No representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Information Statement.

SECTION 2.10. Broker’s or Finder’s Fees. ii) Except for BB&T Capital Markets (the “Company Financial Advisor”), no agent, broker, Person or firm acting on behalf of the Company or any of the Company Subsidiaries or under the Company’s or any of the Company Subsidiaries’ authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby. The Company has furnished to Parent a true and complete copy of the Company’s agreement with the Company Financial Advisor pursuant to which the Company Financial Advisor is entitled to a fee in connection with the transactions contemplated hereby.

SECTION 2.11. Employee Plans. iii) There are no Company Employee Benefit Plans established, maintained, adopted, participated in, sponsored, contributed to or required to be contributed to, provided, promised to provide, or resulting in any material liability to the Company or any entity with which the Company is considered a single employer under Section 414(b), (c) or (m) of the Code (“Company ERISA Affiliates”). As used in this Agreement, “Company Employee Benefit Plan” means any plan, program, policy, practice, agreement or other arrangement providing compensation or benefits in any form to any current or former employee, independent contractor, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof, whether (1) written or unwritten, (2) formal or informal, or (3) an “employee benefit plan” within the meaning of section 3(3) of ERISA, including without limitation any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (“Company Employee Welfare Benefit Plan”), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) (“Company Employee Pension Benefit Plan”) and any other pension, profit-sharing, bonus, incentive compensation, deferred compensation, vacation, sick pay, stock purchase, stock option, phantom equity, severance, employment, independent contractor, consulting, unemployment, hospitalization or other medical, life, or other insurance, long- or short-term disability, change of control, fringe benefit, or any other plan, program, policy, arrangement or agreement.

(a) With respect to each Company Employee Benefit Plan, the Company has made available to Parent, where applicable, a correct and complete copy of: (i) each writing constituting a part of such Company Employee Benefit Plan (including, but not limited to, the plan document(s), adoption agreement, prototype or volume submitter documents, trust agreement, annuity contract, third party administrative Contracts, and insurance Contracts) and all amendments thereto; (ii) the three most recent Annual Reports (Form 5500 Series) including all applicable schedules, if required; (iii) the current summary plan description and any material modifications thereto, if required to be furnished under ERISA, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iv) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service, if any, or if an application for a determination letter is pending, the application with all attachments; and (v) all notices given to or by such Company Employee Benefit Plan, the Company, or any Company ERISA Affiliate by or to the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation, or other Governmental Authority relating to such Company Employee Benefit Plan.

(b) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a), 401(f), or 403(a) of the Code and, to the extent applicable, Section 401(k) of the Code (“Qualified Company Employee Benefit Plan”), has received a favorable determination letter from the Internal Revenue Service that has not been revoked, and no event has occurred and no condition exists that could reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan. The trusts established under the Qualified Company Employee Benefit Plans are exempt from federal income taxes under Section 501(a) of the Code and any potential excise taxes. All assets of any Company Employee Pension Benefit Plan consist of cash or actively traded securities.

(c) The Company has filed or caused to be filed all returns and reports on the Company Employee Benefit Plans that it and/or any such plan are required to file, and all fees, interest, penalties and assessments that are payable by or for the Company have been timely reported, fully paid and discharged. The Company has collected or withheld all amounts that are required to be collected or withheld by it to discharge its obligations, and all of those amounts have been paid to the appropriate Governmental Authority or set aside in appropriate accounts for future payment when due.

(d) Each Company Employee Benefit Plan has been operated and administered in all material respects in accordance with its provisions and in compliance in all material respects with all applicable provisions of ERISA, the Code and other applicable laws and regulations. All contributions required to be made to any Company Employee Benefit Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the date of this Agreement. All such contributions representing participant contributions have been made within the time required by Department of Labor regulation section 2510.3-102.

(e) The Company and the Company Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to the Company Employee Benefit Plans. Neither the Company nor any of the Company Subsidiaries has engaged in any prohibited transaction, within the meaning of Section 4975 of the Code or Section 406 of ERISA, with respect to any Company Employee Benefit Plan, and, to the Knowledge of the Company, (x) no prohibited transaction has occurred with respect to any Company Employee Benefit Plan and (y) no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with any Company Employee Benefit Plan.

(f) Neither the Company nor any Company ERISA Affiliate has ever established, maintained, contributed to, or had an obligation to contribute to, any employee benefit plan that is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA, or is subject to Title IV of ERISA, and no liability under Title IV of ERISA (including a liability to pay premiums to the Pension Benefit Guaranty Corporation) has ever been or is expected to be incurred by the Company or any of the Company Subsidiaries.

(g) The Company and the Company Subsidiaries have no obligation to provide life, health or medical benefits or insurance coverage to any individual, or to the family members of any individual, for any period extending beyond the termination of the individual’s employment, except to the extent required by the health care continuation provisions in ERISA and the Code or similar provisions of state law.

(h) The consummation of the transactions contemplated by this Agreement will not, either alone or in connection with termination of employment, (i) entitle any current or former employee, independent contractor, director, or officer of the Company or any of the Company Subsidiaries to severance pay, any change in control payment, or any other material payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, change the form or method of payment, or increase the amount of compensation due, any such employee, independent contractor, director, or officer, or (iii) entitle any such employee, independent contractor, director or officer to any gross-up or similar material payment in respect of the excise tax described in Section 4999 of the Code. Neither the Company nor any of the Company Subsidiaries has taken any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of this Section 2.11(i) (without regard to whether the transactions contemplated by this Agreement are consummated).

(i) There are no suits, actions, proceedings, investigations, claims or orders pending or, to the Knowledge of the Company, threatened against the Company, any of the Company Subsidiaries, or any Company Employee Benefit Plan related to any Company Employee Benefit Plan (other than claims in the ordinary course of business). No Company Employee Benefit Plan is subject to any ongoing audit, investigation, or other administrative proceeding of any Governmental Authority and there have been no such audits, investigations, or proceedings that resulted in any material liability of the Company, any of the Company Subsidiaries or any Company Employee Benefit Plan that has not been fully discharged. No Company Employee Benefit Plan is the subject of any pending application for administrative relief under any voluntary compliance program or closing agreement program of the Internal Revenue Service or the Department of Labor. There is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against or in favor of any Company Employee Benefit Plan or any fiduciary thereof (other than rules of general applicability). There are no claims against the Company for eligibility to participate in any employee benefit plan by any individual who has been classified by the Company as other than a common law employee (such as an independent contractor, leased employee, or consultant), and there are no facts that could reasonably be expected to give rise to such a claim if any individual so classified is subsequently reclassified (whether by the Company, a government entity, or otherwise) as an employee of the Company.

(j) The Company has the right to amend or terminate each Company Employee Benefit Plan at any time without incurring any liability other than with respect to benefits that have already accrued under a Company Employee Pension Benefit Plan.

(k) Without limiting the generality of any other representation contained herein, there exists no Lien against the Company, any of the Company Subsidiaries, any Company ERISA Affiliate, or any of their assets arising under sections 302(f) or 4068(A) of ERISA or section 412(n) of the Code.

(l) Neither the Company, any of the Company Subsidiaries nor any Company ERISA Affiliate has a formal plan, commitment, or proposal, whether legally binding or not, nor has any of them made a commitment to employees, officers, directors, consultants or independent contractors to create any additional employee benefit plan, program, arrangement, agreement or policy or modify, change or terminate any existing Company Employee Benefit Plan, and no such plan, commitment or proposal is under serious consideration. No events have occurred or are expected to occur with respect to any Company Employee Benefit Plan that would cause a material change in the cost of providing the benefits under such plan or would cause a material change in the cost of providing for other liabilities of such plan.

(m) As used in this Agreement “ERISA” means the Employee Retirement Income Securities Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(n) All arrangements that could be deemed “nonqualified deferred compensation” arrangements under Section 409A of the Code (“Section 409A”) have been operated in accordance with IRS guidance applicable to such arrangements and a good faith, reasonable interpretation of Section 409A.

SECTION 2.12. Board Recommendation; Company Action; Opinion of the Company Financial Advisor; Requisite Vote of the Company’s Stockholders.

(a) The Board of Directors of the Company has, by resolutions duly adopted by the requisite vote of the directors present at a meeting of such board duly called and held on September 17, 2007 and not subsequently rescinded or modified in any way, unanimously (i) determined that this Agreement, the Merger, in accordance with the terms of this Agreement, and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders and (ii) approved and adopted this Agreement and approved the Merger and the other transactions contemplated hereby. The Board of Directors of the Company has received from the Company Financial Advisor an opinion, a written copy of which has been provided to Parent, to the effect that, as of the date of the opinion, the Merger Consideration is fair from a financial point of view to the holders of Company Common Stock and Class F Preferred Stock.

(b) The only approvals or consents of the holders of any class or series of capital stock necessary to adopt this Agreement and approve the Merger and the transactions contemplated hereby is the affirmative vote or action by written consent of the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Class F Preferred Stock, voting as a single class (the “Required Company Stockholder Vote”), which the Company contemplates will be obtained by execution of the Stockholders’ Consents, and no other corporate proceedings are necessary to adopt or approve this Agreement or to consummate the Merger or the transactions contemplated hereby, other than the Board of Directors approval referred to in Section 2.12(a).

SECTION 2.13. Taxes.

(a) Each of the Company and each of the Company Subsidiaries has timely filed all material federal, state, local, and other Tax Returns required to be filed by it in the manner prescribed by applicable law and all such Tax Returns are complete and correct in all material respects. All Taxes shown as due on such Tax Returns have been paid in full and the Company and each of the Company Subsidiaries has made adequate provision (or adequate provision has been made on its behalf) for all accrued Taxes not yet due. The accruals and reserves for Taxes reflected in the Company’s Form 10-K for the fiscal year ended June 30, 2006 and the Company’s Form 10-Q for the fiscal quarter ended March 31, 2007 are adequate to cover all Taxes accruing through such date and the Company’s Form 10-K for the fiscal year ended June 30, 2007 will contain reserves for Taxes that are adequate to cover all Taxes accruing through such date. The Company and each of the Company Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied in all material respects with all information reporting and backup withholding requirements, including the maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party. There are no material Liens on any of the assets, rights or properties of the Company or any of the Company Subsidiaries with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that the Company or any of the Company Subsidiaries is contesting in good faith through appropriate proceedings.

(b) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company or any of the Company Subsidiaries, and neither the Company nor any of the Company Subsidiaries has received a written notice of any material pending or proposed claims, audits or proceedings with respect to Taxes. No material deficiencies have been asserted in writing against the Company or any of the Company Subsidiaries as a result of examinations by any state, local, federal or foreign taxing authority and no material issue has been raised by any examination conducted by any state, local, federal or foreign taxing authority that, by application of the same principles, might result in a proposed deficiency for any other period not so examined which deficiency (or deficiencies), in either case, is not (or are not) adequately reserved for in the most recent Company Financial Statements. Each material deficiency resulting from any audit or examination relating to Taxes of the Company or any of the Company Subsidiaries by any taxing authority has been paid or is being contested in good faith and in accordance with law and is adequately reserved for on the balance sheets contained in the most recent Company Financial Statements in accordance with GAAP. No claim is pending and no claim has ever been made that has not been resolved by an authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that the Company or any of the Company Subsidiaries, as the case may be, is or may be subject to Tax in that jurisdiction. Neither the Company nor any of the Company Subsidiaries is subject to any private letter ruling of the Internal Revenue Service or comparable rulings of other tax authorities that will be binding on the Company or any of the Company Subsidiaries with respect to any period following the Closing Date. Neither the Company nor any of the Company Subsidiaries has granted any power of attorney which is currently in force with respect to any income, franchise or similar Taxes or any income, franchise or similar Tax Returns.

(c) Neither the Company nor any of the Company Subsidiaries has requested any extension of time within which to file any material Tax Return which Tax Return has not yet been filed. There are no agreements, waivers of statutes of limitations, or other arrangements providing for extensions of time in respect of the assessment or collection of any unpaid Taxes against the Company or any of the Company Subsidiaries. The Company and each of the Company Subsidiaries have disclosed on their federal income tax returns all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 of the Code. Neither the Company nor any of the Company Subsidiaries has been a party to a “listed transaction,” a “reportable transaction” or other similar transactions within the meaning of Treas. Reg. Sec. 1.6011-4(b).

(d) Neither the Company nor any of the Company Subsidiaries is a party to any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

(e) Neither the Company nor any of the Company Subsidiaries is a party to any Contract that, individually or collectively, would give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section 280G of the Code or would be subject to the excise tax under Section 4999 of the Code, or, to the Knowledge of the Company, that would not be deductible pursuant to the terms of Sections 162(a)(1), 162(m) or 162(n) of the Code.

(f) Neither the Company nor any of the Company Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(g) Neither the Company nor any of the Company Subsidiaries has been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h) As used in this Agreement “Taxes” means (i) all taxes, levies or other like assessments, charges or fees (including estimated taxes, charges and fees), including, without limitation, income, franchise, profits, corporations, advance corporation, gross receipts, transfer, excise, property, sales, use value-added, ad valorem, license, capital, wage, employment, payroll, withholding, social security, severance, occupation, import, custom, stamp, alternative, add-on minimum, environmental or other governmental taxes or charges (including escheat liabilities), imposed by any taxing or other Governmental Authority, including any interest, penalties or additions to tax applicable or related thereto; (ii) all liability for the payment of any amounts of the type described in clause (i) as the result of being a member of an affiliated, consolidated, combined or unitary group; and (iii) all liability for the payment of any amounts as a result of an express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or clause (ii). As used in this Agreement, “Tax Return” means any report, return, statement, declaration or other written information required to be supplied to a taxing or other Governmental Authority in connection with Taxes including any schedules or attachments thereto, including any amendments thereto, and including any information returns.

SECTION 2.14. Environmental Matters. Except as, individually or in the aggregate, have not had and would not reasonably be expected to have or result in a Company Material Adverse Effect:

(a) There are no conditions existing on any real property owned, leased or operated by the Company or any of the Company Subsidiaries that give rise to any or would reasonably be expected to constitute a violation of or result in any liability under any Environmental Law (as defined below), and the Company and the Company Subsidiaries have been and are otherwise in compliance in all material respects with all applicable Environmental Laws and there are no pending or, to the Knowledge of the Company, threatened demands, claims, information requests or notices of non-compliance or violation regarding the Company or any of the Company Subsidiaries relating to any liability under any Environmental Law.

(b) The Company and the Company Subsidiaries have solely been in the business of freight forwarding. The Company and the Company Subsidiaries have used, manufactured, generated, received, handled, used, stored, labeled, released, discharged, distributed, treated, shipped and disposed of all Hazardous Substances (as defined below) (whether or not on or from its owned, leased or operated properties or properties owned, leased or operated by others) in compliance with all applicable Environmental Laws.

(c) Neither the Company, any of the Company Subsidiaries nor any real property owned, leased or operated by the Company or any of the Company Subsidiaries, is subject to any pending or, to the Knowledge of the Company, threatened action, suit, claim, investigation, inquiry, notice of non-compliance, request for information or proceeding or arbitration relating to any liability under any Environmental Laws.

(d) All permits, notices, approvals and authorizations, if any, required to be obtained or filed in connection with the operation of the Company’s and the Company Subsidiaries’ businesses and the operation or use of any real property owned, leased or operated by the Company or any of the Company Subsidiaries, including all permits, notices, approvals and authorizations pertaining to the past and present generation, treatment, storage, disposal or release of a Hazardous Substance, have been duly obtained or filed, are currently in effect, and the Company and the Company Subsidiaries are in compliance with the terms and conditions of all such permits, notices, approvals and authorizations. The transactions contemplated by this Agreement will not result in the non-renewal, revocation, expiration, withdrawal or termination of any such permits, notices, approvals or authorizations.

(e) None of the Company and the Company Subsidiaries is responsible for or has assumed, contractually or, to the Knowledge of the Company, by operation of law, any liabilities or obligations of (i) former Subsidiaries or Affiliates of the Company or its predecessor entities or (ii) other third parties under any Environmental Laws or any legal principle including fraudulent conveyance or piercing the corporate veil.

(f) Neither the Company nor any of the Company Subsidiaries has, in the course of their businesses, sent or disposed, or otherwise had taken or transported, arranged for the taking or disposal of, or in any other manner participated or been involved in the taking of or disposal or release of a Hazardous Substance to or at a site that, pursuant to any Environmental Law, (A) has been placed on the National Priorities List under CERCLA or any similar state or federal list, or (B) is subject to or the source of a claim, an administrative order or other request to take removal, remedial, corrective or any other response action as defined in any Environmental Law or to pay for the costs of any such action at the site. For the purposes of this subsection, the term “site” includes property leased, owned or operated by the Company and/or by third parties.

(g) As used in this Agreement, (i) “Environmental Laws” means any federal, foreign, state and local law or legal requirement, including regulations, orders, permits, licenses, approvals, ordinances, directives and the common law, pertaining to pollution, the environment, the protection of the environment, human health and safety, the existence, removal or remediation of substances on real property, and/or the emission, discharge, release or control of substances into or in the environment, including the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act (“RCRA”), the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), the Occupational Safety and Health Act, the Toxic Substances Control Act, the Atomic Energy Act, the Hazardous Materials Transportation Act, the Safe Drinking Water Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Emergency Planning and Community Right-to-Know Act and any similar federal, foreign, state or local law and (ii) “Hazardous Substance” means (a) any “hazardous substance,” as defined by CERCLA, (b) any “hazardous waste,” as defined by RCRA, and (c) any pollutant, contaminant, waste or hazardous, dangerous or toxic chemical, material or substance, including asbestos, buried contaminants, regulated chemicals, flammable explosives, radiation and radioactive materials, polychlorinated biphenyls, petroleum and petroleum products and by-products, lead, pesticides, natural gas, and nuclear fuel, all within the meaning of any applicable law of any applicable Governmental Authority relating to or imposing liability or standards of conduct pertaining thereto, all as amended or hereafter amended. For the purposes of this subsection, the “environment” includes surface soils, subsurface soils, surface waters, groundwaters, leachate and stream or other sediments.

SECTION 2.15. Compliance with Laws. Except as would not, individually or in the aggregate, reasonably be expected to have or result in a Company Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable laws, rules or regulations of any Governmental Authority that materially affect the business, properties or assets owned or leased by the Company and the Company Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or any of the Company Subsidiaries has been filed, commenced or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries alleging any such non-compliance. All licenses, permits and approvals required under such laws, rules and regulations are in full force and effect, except where the failure to be in full force and effect, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect. Notwithstanding the foregoing, no representation or warranty in this Section 2.15 is made with respect to permits issued under or matters relating to Environmental Laws, which are covered exclusively by the provisions set forth in Section 2.14.

SECTION 2.16. Employment Matters. iv)  Neither the Company nor any of the Company Subsidiaries: (i) is a party to or otherwise bound by any collective bargaining agreement, Contract or other agreement or understanding with a labor union or labor organization, nor is any such Contract or agreement presently being negotiated, nor, to the Knowledge of the Company, is there, nor has there been in the last five years, a representation campaign respecting any of the employees of the Company or any of the Company Subsidiaries, and, to the Knowledge of the Company, there are no campaigns being conducted to solicit cards from employees of the Company or any of the Company Subsidiaries to authorize representation by any labor organization; (ii) is a party to, or bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices which, individually or in the aggregate, has had or would reasonably be expected to have or result in a Company Material Adverse Effect; or (iii) is the subject of any suits, actions, claims, arbitrations or other proceedings or investigations asserting that it has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Company, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries.

(a) On or before the Closing Date, the Company shall provide to Parent a list of all individuals whose employment has been terminated during the ninety (90) calendar days immediately preceding the Closing Date, or whose work hours have been reduced during the six (6) months immediately preceding the Closing Date; such list shall specify the individual’s name, site of employment, title or function, starting date of employment and date of employment loss, termination or layoff, and, if applicable, the amount of hour reduction for each calendar month during the six (6) month period immediately preceding the Closing Date. Each party further agrees to cooperate in good faith with regard to any notification that may be required by the Worker Adjustment and Retraining Act and the regulations promulgated thereunder (the “WARN Act”) or any other similar applicable law on or after the Closing Date.

(b) The Company and Company Subsidiaries have no “leased employees” within the meaning of Section 414(n) of the Code.

SECTION 2.17. Investment Company Act. Neither the Company nor any of the Company Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

SECTION 2.18. Intellectual Property. v)  Except as has not had, or would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, either the Company or any of the Company Subsidiaries owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, registered and unregistered copyrights, patents or applications and registrations, domain names, Internet addresses and other computer identifiers, web sites and web pages, computer software programs and related documentation, trade secrets, know-how, customer information, confidential business information and technical information used in their respective businesses as currently conducted (collectively, the “Intellectual Property”). Except as has not had, or would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect, (i) there are no pending or, to the Knowledge of the Company, threatened suits, claims, arbitrations or other proceedings or investigations by any person alleging infringement by the Company or any of the Company Subsidiaries or with regard to the ownership, validity or use of any Intellectual Property of the Company of any of the Company Subsidiaries, (ii) to the Knowledge of the Company, the conduct of the business of the Company and the Company Subsidiaries does not infringe any intellectual property rights of any person, (iii) neither the Company nor any of the Company Subsidiaries has made any claim of a violation or infringement by others of its rights to or in connection with the Intellectual Property of the Company or any of the Company Subsidiaries, and (iv) to the Knowledge of the Company, no person is infringing any Intellectual Property of the Company or any of the Company Subsidiaries. To the Knowledge of the Company, upon the consummation of the transactions contemplated hereby, the Company and the Company Subsidiaries shall own or have the right to use all Intellectual Property on the same terms and conditions as the Company and the Company Subsidiaries enjoyed prior to such transactions, except where the failure to so own or have the right to use would not reasonably be expected to have, or result in, individually or in the aggregate, a Company Material Adverse Effect.

(a) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the business of the Company and the Company Subsidiaries as currently constituted. The IT Assets have not materially failed to perform their intended purpose in use by the Company or any of the Company Subsidiaries within the past three years. To the Knowledge of the Company, the IT Assets do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” “worms,” viruses, bugs, faults or other devices or effects that (i) enable or assist any Person to Access without authorization the IT Assets, or (ii) otherwise materially adversely affect the functionality of the IT Assets. To the Knowledge of the Company, no Person has gained unauthorized Access to the IT Assets maintained on the central data processing facilities of the Company and the Company Subsidiaries. Each of the Company and the Company Subsidiaries have implemented reasonable backup and disaster recovery technology for the IT Assets and the central data processing facilities of the Company and the Company Subsidiaries consistent with industry practices. “Access” means, in connection with IT Assets constituting computer software maintained on the central data processing facilities of the Company and the Company Subsidiaries, causing, halting or controlling the execution of such software, and in connection with IT Assets constituting either such computer software or databases, viewing, reproducing, transmitting, altering or destroying such IT Assets or enabling others to do so.

SECTION 2.19. Properties. Neither the Company nor any of the Company Subsidiaries owns or has ever owned any real property. All major items of operating equipment owned or leased by the Company or any of the Company Subsidiaries (i) are in good operating condition, ordinary wear and tear excepted, (ii) are, in the aggregate, in a state of repair so as to be adequate in all material respects for reasonably prudent operations in the areas in which they are operated and (iii) are adequate, together with all other properties of the Company and the Company Subsidiaries, to comply in all material respects with the requirements of all applicable Contracts, including sales Contracts. All leases and other agreements pursuant to which the Company or any of the Company Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective, except where the failure to be in good standing, valid or effective would not have or reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or any of the Company Subsidiaries that would have or reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 2.20. Insurance. Section 2.20 of the Company Disclosure Letter contains a true and complete list of all insurance policies held by either the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries maintain insurance coverage adequate and customary in the industry for the operation of their respective businesses. All such insurance policies are in full force and effect and all related premiums have been paid to date.

SECTION 2.21. Certain Contracts and Arrangements. vi)  Except for this Agreement, Contracts filed with the SEC prior to the date hereof or as set forth on Section 2.21 of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is a party to or bound by any Contract which is (i) a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) a loan, guarantee of indebtedness or credit agreement, Contract or other binding commitment (other than those between the Company and any of the Company Subsidiaries) relating to indebtedness or other obligation to make payment in an amount in excess of $100,000 individually, (iii) a Contract, which to the Knowledge of the Company purports to materially limit the right of the Company or any of its Affiliates to engage or compete in any line of business in which the Company or the Company Subsidiaries is engaged or to compete with any person or operate in any location, (iv) a Contract that creates a partnership or joint venture or similar arrangement with respect to any significant portion of the business of the Company or the Company Subsidiaries taken as a whole, (v) a settlement or similar agreement with any Governmental Authority to which the Company or any of the Company Subsidiaries is subject involving future performance by the Company or any of the Company Subsidiaries which is material to the Company or any of the Company Subsidiaries, (vi) an agreement with a sales agent, forwarding agent or independent contractor and (vii) all Material Real Estate Leases (all Contracts described in this Section 2.21 being referred to herein as “Material Company Contracts”).

(a) Other than as contemplated by Sections 2.3(b) and 2.3(c), no consents, assignments, waivers, authorizations or other certificates or material payments are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of the Material Company Contracts after the Closing, except to the extent the failure to obtain any such consent, assignment, waiver, authorization or other certificate, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Company Material Adverse Effect; and there is not, under any such Material Company Contract, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by the Company or any of the Company Subsidiaries that would have or reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 2.22. Section 203 of the DGCL. Assuming the accuracy of the representations made in Section 3.6 hereof, the action of the Board of Directors of the Company in approving this Agreement and the Stock Purchase Agreement and the transactions contemplated hereby and thereby is sufficient to render inapplicable to this Agreement, the Stock Purchase Agreement, and the Merger and the transaction contemplated hereby and thereby (i) the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL, (ii) any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, and (iii) any provision of the Company’s certificate of incorporation or bylaws that would require any corporate approval other than that otherwise required by Section 251 of the DGCL.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular section shall be deemed to be disclosed in reference to all other applicable sections of this Agreement if the disclosure in respect of the particular section is sufficient on its face without further inquiry reasonably to inform the Company of the information required to be disclosed in respect of the other sections to avoid a breach under the representation and warranty or covenant corresponding to such other sections) previously delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Letter”), Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date that:

SECTION 3.1. Organization. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now conducted, except where the failure to have such power or authority would not have or reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and Merger Sub is qualified to do business and is in good standing as a foreign business entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing would not have or reasonably be expected to have or result in, individually or in the aggregate, a Parent Material Adverse Effect. A “Parent Material Adverse Effect” means an adverse effect that would prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transaction contemplated hereby.

SECTION 3.2. Authorization; No Conflict.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the respective Boards of Directors of each of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution and delivery of this Agreement, the performance by Parent and Merger Sub of their respective obligations hereunder and the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a valid and binding obligation of Parent and Merger Sub, enforceable in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b) Neither the execution and delivery of this Agreement by Parent or Merger Sub, nor the consummation by Parent or Merger Sub of the transactions contemplated hereby nor compliance by Parent or Merger Sub with any of the provisions herein will (i) result in a violation or breach of or conflict with the certificate or articles of incorporation or bylaws of Parent or Merger Sub, (ii) result in a violation or breach of or conflict with any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination, cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the properties or assets owned or operated by Parent or Merger Sub under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or Merger Sub under any of the terms, conditions or provisions of, any Contract of any kind to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets may be bound or (iii) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (c) below, violate any judgment, ruling, order, writ, injunction, decree, statute, law (including the common law), rule or regulation applicable to Parent or any of its Subsidiaries or any of their respective properties or assets other than any such event described in items (ii) or (iii) which, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

(c) Other than in connection with or in compliance with the provisions of (i) the DGCL, (ii) the Exchange Act, (iii) the HSR Act and (iv) competition approvals in foreign countries, if applicable, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority or Person is necessary to be obtained or made by Parent or Merger Sub in connection with Parent’s or Merger Sub’s execution, delivery and performance of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, except where the failure to obtain or take such action, individually or in the aggregate, has not had and would not reasonably be expected to have or result in a Parent Material Adverse Effect.

SECTION 3.3. Information Supplied. None of the information supplied or to be supplied in writing by Parent specifically for inclusion or incorporation by reference in the Information Statement will, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting, if such a meeting is held pursuant to Section 5.1(b), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company specifically for inclusion or incorporation by reference in the Information Statement.

SECTION 3.4. Broker’s or Finder’s Fees. Except for Grant Samuel & Associates Limited and Downer & Company, LLC, no agent, broker, Person or firm acting on behalf of Parent or Merger Sub or under Parent’s or Merger Sub’s authority is or will be entitled to any advisory, commission or broker’s or finder’s fee or commission from any of the parties hereto in connection with any of the transactions contemplated hereby.

SECTION 3.5. Financing. Parent has and will continue to have funds available to it sufficient to consummate the Merger in accordance with the terms of this Agreement.

SECTION 3.6. Share Ownership. Neither Parent nor Merger Sub “owns” (within the meaning of Section 203 of the DGCL) or has, within the last three years, “owned” (within the meaning of Section 203 of the DGCL) any shares of capital stock of the Company, including, without limitation, any shares of Company Common Stock or Class F Preferred Stock.

ARTICLE 4
CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 4.1. Conduct of Business by the Company and the Company Subsidiaries Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld) or except as expressly required by this Agreement:

(a) The businesses of the Company and the Company Subsidiaries shall be conducted only in the ordinary and usual course of business and consistent with past practices, and the Company and the Company Subsidiaries shall use all commercially reasonable efforts to maintain and preserve intact their respective business organizations and to maintain significant beneficial business relationships with suppliers, contractors, distributors, customers, licensors, licensees and others having business relationships with them and to keep available the services of their current key officers and employees; and

(b) Without limiting the generality of the foregoing Section 4.1(a), except as set forth in Section 4.1 of the Company Disclosure Letter, the Company shall not directly or indirectly, and shall not permit any of the Company Subsidiaries to, do any of the following:

(i) acquire, sell, lease, transfer or dispose of any assets, rights or securities with a value in excess of $500,000 in the aggregate or terminate, cancel, materially modify or enter into any material commitment (including any Material Company Contracts), transaction, line of business or other Contract, in each case outside of the ordinary course of business consistent with past practice;

(ii) acquire by merging or consolidating with or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any Person;

(iii) amend or propose to amend its certificate of incorporation or bylaws or, in the case of the Company Subsidiaries, their respective constituent documents;

(iv) declare, set aside or pay any dividend or other distribution payable in cash, capital stock, property or otherwise with respect to any shares of its capital stock;

(v) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests;

(vi) split, combine or reclassify any outstanding shares of its capital stock;

(vii) except for the Company Common Stock issuable upon exercise of options outstanding on the date hereof, issue, sell, dispose of or authorize, propose or agree to the issuance, sale or disposition by the Company or any of the Company Subsidiaries of, any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities convertible into or exchangeable for any shares of, its capital stock, other equity securities or ownership interests, any class, or any other securities in respect of, in lieu of, or in substitution for any class of its capital stock, equity securities or ownership interests outstanding on the date hereof;

(viii) modify the terms of any existing indebtedness for borrowed money or security issued by the Company or any of the Company Subsidiaries;

(ix) incur, assume, guarantee or become obligated with respect to any indebtedness for borrowed money, other than drawdowns or issuances of letters of credit made under existing credit facilities made in the ordinary course of business consistent with past practice, provided that if at any time the outstanding balance of any such drawdowns or issuances, exceeds $2,000,000 in the aggregate, the Company shall promptly notify Parent;

(x) create or assume any material Lien on any material asset;

(xi) authorize, recommend or propose any material change in its capitalization;

(xii)(A) take any action with respect to the grant of or increase in any severance or termination pay to any current or former director, executive officer or employee of the Company or any of the Company Subsidiaries, (B) execute any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, executive officer or employee of the Company or any of the Company Subsidiaries, (C) increase the benefits payable under any existing severance or termination pay policies or employment agreements, (D) increase the compensation, bonus or other benefits of current or former directors, executive officers or employees of the Company or any of the Company Subsidiaries or make additional awards of compensation, bonus or other benefits, (E) adopt or establish any new employee benefit plan or amend in any material respect any existing employee benefit plan (except to the extent required by applicable law), (F) provide any material benefit to a current or former director, executive officer or employee of the Company or any of the Company Subsidiaries not required by any existing agreement or employee benefit plan, (G) hire any executive officer, (H) take any action that would result in its incurring any obligation for any payments or benefits described in subsections (i), (ii) or (iii) of Section 2.11(i) (without regard to whether the transactions contemplated by this Agreement are consummated) or (I) take any action that would result in any plan, program or agreement becoming subject to Section 409A or provide any employee entitlement to a tax gross-up or similar payment for any excise tax that may be due under Section 409A;

(xiii) execute or amend in any material respect any employment, consulting, severance or indemnification agreement between the Company or any of the Company Subsidiaries and any of their respective directors, officers, agents, consultants or employees, or any collective bargaining agreement or other obligation to any labor organization or employee incurred or entered into by the Company or any of the Company Subsidiaries;

(xiv) make any changes in its reporting for Taxes or accounting methods other than as required by GAAP or applicable law; make or rescind any Tax election or file any material amended Tax return; make any change to its method or reporting income, deductions, or other Tax items for Tax purposes; settle or compromise any Tax liability or enter into any transaction with an affiliate;

(xv) settle, compromise or otherwise resolve any litigation or other legal proceedings involving payments of more than $50,000 in the aggregate by or to the Company or any of the Company Subsidiaries;

(xvi) other than in the ordinary course of business, pay or discharge any claims, Liens or liabilities involving more than $25,000 individually or $50,000 in the aggregate, which are not reserved for or reflected on the balance sheets included in the Company Financial Statements;

(xvii) write off any accounts or notes receivable in excess of $200,000 in the aggregate;

(xviii) approve, make or commit to make any capital expenditure in excess of $150,000 in the aggregate;

(xix) enter into any Contract that limits or otherwise restricts the Company or any of the Company Subsidiaries, or that would reasonably be expected to, after the Effective Time, limit or restrict Parent or any of its Subsidiaries or any of their respective Affiliates or any successor thereto, from engaging or competing in any line of business in which it is currently engaged or in any geographic area material to the business or operations of Parent or any of its Subsidiaries;

(xx) subject to the fiduciary duties of the Company’s directors, terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party or fail to enforce, to the fullest extent permitted by law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreement and to enforce specifically the terms and provisions thereof;

(xxi) take any action that would give rise to a claim under the WARN Act or any similar state law or regulation because of a “plant closing” or “mass layoff” (each as defined in the WARN Act) without in good faith attempting to comply with the WARN Act;

(xxii) organize or acquire any Person that could become a Subsidiary;

(xxiii) subject to the fiduciary duties of the Company’s directors, grant approval for purposes of Section 203 of the DGCL of any “business combination” or any acquisition of “voting stock” of the Company, each as defined in Section 203 of the DGCL;

(xxiv) adopt a plan of complete or partial liquidation, dissolution, or reorganization;

(xxv) except as permitted by Section 5.8, knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 6.2 at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation;

(xxvi) take no action that would adversely affect the ability of the Company (A) to comply with the requirements of Section 404 of the Sarbanes-Oxley Act or (B) to file any required Company SEC Reports in the ordinary course of business, consistent with past practice; or

(xxvii) take or agree in writing or otherwise to take any of the actions precluded by Sections 4.1(a) or (b).

SECTION 4.2. Conduct of Business by Parent. Except as expressly required by this Agreement, prior to the Effective Time, neither Parent nor any of its Subsidiaries, without the prior written consent of the Company, shall:

(a) adopt a plan of complete or partial liquidation or dissolution of Parent;

(b) knowingly take, or agree to commit to take, any action that would or would reasonably be expected to result in the failure of a condition set forth in Section 6.3(a) or (b) at, or as of any time prior to, the Effective Time, or that would materially impair the ability of the Company, Parent, Merger Sub or the holders of shares of Company Common Stock to consummate the Merger in accordance with the terms hereof or materially delay such consummation; or

(c) take or agree in writing or otherwise to take any of the actions precluded by Sections 4.2(a) through 4.2(b).

ARTICLE 5
ADDITIONAL AGREEMENTS

SECTION 5.1. Preparation of Information Statement; Stockholders Meetings.

(a) If not already filed, promptly following the execution of this Agreement, the Company shall prepare and file with the SEC the Information Statement. Parent and Merger Sub shall furnish to Company all information concerning it as is required by the SEC in connection with the preparation of the Information Statement. The Company shall use its reasonable best efforts to cause the Information Statement to be mailed to the Company’s stockholders as promptly as practicable after the Information Statement is cleared by the SEC. The Company shall as promptly as practicable notify Parent of the receipt of any oral or written comments from the SEC relating to the Information Statement. The Company shall cooperate and provide Parent with a reasonable opportunity to review and comment on the draft of the Information Statement (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with or sending such to the SEC, and Parent and the Company will provide each other with copies of all such filings made and correspondence with the SEC with respect thereto.

(b) In addition to the actions specified in Section 5.1(a), the Company shall promptly take, or shall cause its officers to promptly take, any action required under Section 228 of the DGCL reasonably necessary to give operative effect to the Stockholders’ Consents.

(c) The Company shall, if necessary due to the invalidity of the Stockholders’ Consents or failure of delivery of the Stockholders’ Consents within 24 hours of the execution of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of the Company’s stockholders (the “Company Stockholder Meeting”) for the purpose of obtaining the Required Company Stockholder Vote. Without limiting the foregoing, if a Company Stockholder Meeting is necessary due to the invalidity of the Stockholders’ Consents or failure of delivery of the Stockholders’ Consents within 24 hours of the execution of this Agreement, the Company shall mail its proxy statement to its stockholders as promptly as practicable following the date of the invalidity of the Stockholders’ Consents or failure of the delivery of the Stockholders’ Consents, and shall hold the Company Stockholders Meeting not later than 30 days following the date of such mailing. Without limiting the generality of the foregoing, the Company agrees that the obligations contained in this Section 5.1(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal (as defined below) or any Company Adverse Recommendation Change (as defined below).

(d) If, at any time after the mailing of the definitive Information Statement or proxy statement, as the case may be, to the Company’s stockholders, any event should occur that results in the Information Statement or proxy statement containing an untrue statement of a material fact or omitting to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading, or that otherwise should be described in an amendment or supplement to the Information Statement or proxy statement, the Company and Parent shall promptly prepare, file and clear with the SEC such amendment or supplement and the Company shall, as may be required by the SEC, mail to the Company’s Stockholders such amendment or supplement.

SECTION 5.2. Employee Benefit Matters. From and after the Effective Time, Parent and the Surviving Corporation shall have the rights and obligations described in this Section 5.2 regarding the individuals who were employees of the Company immediately prior to the Effective Time (“Acquired Employees”).

(a) Employment. All Acquired Employees shall be employed solely on an “at will” basis, except to the extent required by the provisions of written employment Contracts disclosed in Section 2.11(a) of the Company Disclosure Letter. An Acquired Employee whose employment is terminated ceases immediately to be an “Acquired Employee” for purposes of this Agreement.

(b) Benefit Plans. The Surviving Corporation shall assume the Company Employee Benefit Plans as of the Effective Time and operate such plans in accordance with their respective terms, and the Company shall take any steps necessary to permit such assumption. Acquired Employees shall continue after the Effective Time to participate in such assumed Company Employee Benefit Plans. At such time as determined by Parent or the Surviving Corporation with Parent’s approval, Acquired Employees shall participate in Parent’s compensation, severance, bonus, stock option and other incentive plans for which they are eligible pursuant to the terms and conditions of such plans, or in similar plans maintained by the Surviving Corporation, in each case consistent with the participation offered to Parent’s employees holding similar positions. Each such plan shall grant credit to each Acquired Employee for all service prior to the Effective Time with the Company (including any predecessors) for vesting and eligibility purposes, but not for benefit accrual. No Acquired Employee shall be simultaneously covered under similar employee benefit plans of Parent or the Surviving Corporation and of the Company. Nothing in this Section 5.2 shall restrict in any manner the right of Parent or the Surviving Corporation to amend or terminate any assumed Company Employee Benefit Plan or to modify any compensation arrangement of any Acquired Employee for any reason at any time (in each case subject to the provisions of any written employment Contracts).

(c) Group Health Plans. During the plan year in which the Effective Time occurs, any group health plan established or maintained by Parent or the Surviving Corporation shall, with respect to any eligible Acquired Employee or, as applicable, a family member of an eligible Acquired Employee, (i) waive any waiting period, (ii) waive any exclusion or limitation for preexisting conditions which were covered under any group health plan maintained by the Company prior to the Effective Time, (iii) grant credit (for purposes of annual deductibles, co-payments and out-of-pocket limits) for any covered claims incurred or payments made prior to the Effective Time, and (iv) accept rollovers of any health flexible spending account and dependent care accounts of eligible Acquired Employees.

SECTION 5.3. Consents and Approvals.

(a) Subject to the requirements of applicable antitrust laws, the Company, Parent and Merger Sub shall each, as promptly as practicable after the date of this Agreement, file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act. The parties shall use reasonable best efforts to respond promptly to any requests for additional information made by either of such agencies, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.

(b) Subject to the requirements of applicable antitrust laws, the Company, Parent and Merger Sub shall cooperate with each other and (i) promptly prepare and file all necessary documentation, (ii) effect all necessary applications, notices, petitions and filings and execute all agreements and documents, (iii) use all reasonable efforts to obtain all necessary permits, consents, approvals and authorizations of all Governmental Authorities and (iv) use all reasonable efforts to obtain all necessary Permits, consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), necessary to consummate the transactions contemplated by this Agreement or required by the terms of any franchise, permit, concession, Contract or other instrument to which the Company, Merger Sub, Parent or any of their respective Subsidiaries is a party or by which any of them is bound; provided, however, that no franchise, permit, concession, Contract or other instrument shall be amended or modified to increase in any material respect the amount payable thereunder or to be otherwise more burdensome, or less favorable, in each case in any material respect, to the Company and the Company Subsidiaries considered as one enterprise in order to obtain any permit, consent, approval or authorization without first obtaining the written consent of Parent, which consent shall not be unreasonably withheld or delayed. The Company shall have the right to review and approve in advance all characterizations of the information relating to the Company; Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub; and each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case which appear in any material filing (including the Information Statement) made in connection with the transactions contemplated hereby. The Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary Permits, consents, approvals and authorizations of all third parties and Governmental Authorities.

SECTION 5.4. Public Statements. The Company, Parent and Merger Sub shall consult with each other prior to issuing, and provide each other with the opportunity to review and comment upon, any public announcement, statement or other disclosure with respect to this Agreement or the transactions contemplated hereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or any listing agreement with any securities exchange or trading market.

SECTION 5.5. Further Assurances. Subject to the terms and conditions provided herein, each of the Company, Parent and Merger Sub agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including obtaining all consents, approvals and authorizations required for or in connection with the consummation by the parties hereto of the transactions contemplated by this Agreement. In the event that any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging the Merger or any other transaction contemplated by this Agreement, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger or any other transactions contemplated hereby.

SECTION 5.6. Notification of Certain Matters. The Company agrees to give prompt notice to Parent and Merger Sub, and to use commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 6.2; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. Each of Parent and Merger Sub agrees to give prompt notice to the Company, and to use commercially reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur, or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be reasonably likely to cause the failure of any of the conditions set forth in Section 6.3; provided, however, that the delivery of any notice pursuant to this Section 5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

SECTION 5.7. Access to Information; Confidentiality.

(a) The Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees and agents of the Company and the Company Subsidiaries to afford the officers, employees and agents of Parent and Merger Sub reasonable access at all reasonable times from the date hereof through the Effective Time to the Company’s and the Company Subsidiaries’ officers, employees, agents, properties, facilities, books, records, Contracts and other assets and shall furnish Parent and Merger Sub all ongoing financial, operating and other data and information prepared by the Company or the Company Subsidiaries in the ordinary course of business consistent with past practice as Parent and Merger Sub through their officers, employees or agents, may reasonably request; provided, however, that the Company may limit the foregoing access to its non-executive management employees, agents, properties and facilities to the extent that such access or investigation would, in the discretion of the Company’s chief executive officer, interfere with the respective businesses and operations of the Company or any of the Company Subsidiaries.

(b) All access and investigation pursuant to this Section 5.7 shall be coordinated through the chief executive officer of the Company and shall occur only upon reasonable notice and shall be conducted at Parent’s expense and in such a manner as not to interfere with the normal operations of the business of the Company or any of the Company Subsidiaries.

(c) No additional investigations or disclosures shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent and Merger Sub pursuant to this Agreement.

(d) The provisions of the Non-Disclosure Agreement, dated June 21, 2007 between Parent and the Company (the“Company Non-Disclosure Agreement”) shall remain in full force and effect in accordance with its terms.

SECTION 5.8. No Solicitation.

(a) The Company agrees that from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with its terms, the Company shall, and shall cause its and its Subsidiaries’ respective directors, officers, employees, agents and its investment bankers and other advisors retained in connection with the transactions contemplated by the Agreement (collectively, “Representatives”) to, cease any negotiations that may be ongoing as of the date of this Agreement with any Person with respect to a Takeover Proposal. The Company shall not, and shall not authorize or permit its Representatives to, (i) initiate, solicit, encourage or knowingly take any action to facilitate any inquiries with respect to the making of any Takeover Proposal, or (ii) participate in any discussions or negotiations with, or provide access to its properties, books and records or any confidential information or data to, any third party regarding any Takeover Proposal. Notwithstanding the foregoing, if the Board of Directors of the Company receives a bona fide, unsolicited, written Takeover Proposal that the Board of Directors of the Company, after consultation with its outside counsel and its financial advisor, determines constitutes or is reasonably likely to lead to a Superior Proposal, in each case that did not result from a breach of the Company of this Section 5.8, then the Company may furnish any information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal and participate in discussions and negotiations with such Person regarding a Takeover Proposal pursuant to a customary confidentiality agreement not less restrictive to such Person than the provisions of the confidentiality agreement entered into between Parent and the Company, dated June 21, 2007; provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such Person. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in this Section 5.8(a) by any Representative, whether or not such Person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a breach of this Section 5.8(a) by the Company.

(b) Except as expressly permitted by this Section 5.8(b), the Board of Directors of the Company (and any Special Committee thereof) shall not (i)(A) withdraw or modify, in a manner adverse to Parent, the recommendation by such Board of Directors (and any Special Committee thereof) that stockholders of the Company adopt this Agreement (the “Company Board Recommendation”) or (B) publicly recommend to the stockholders of the Company a Takeover Proposal (any action described in this clause (i) being referred to as a “Company Adverse Recommendation Change”) or (ii) authorize the Company or any of its Subsidiaries to enter into any letter of intent, merger, acquisition or similar agreement with respect to any Takeover Proposal (other than a confidentiality agreement) (each, a “Company Acquisition Agreement”). Notwithstanding the foregoing, provided the Company shall not have breached its obligations under Section 5.8(a) and prior to the time that the Required Company Stockholder Vote is obtained, whether by written consent or at a meeting, the Board of Directors of the Company (or any Special Committee thereof) may make a Company Adverse Recommendation Change in circumstances where such Board (or any Special Committee thereof) determines, after consultation with outside counsel and its financial advisor that such action is required in order for the Board of Directors of the Company to comply with its fiduciary duties under applicable law; provided that the Board of Directors of the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change unless the Company has (x) provided to Parent at least five Business Days’ prior written notice advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor in reasonable detail, and (y) during such five Business Day period, if requested by Parent, engaged in good faith negotiations with Parent to amend this Agreement in such a manner that obviates the need for a Company Adverse Recommendation Change as a result of the Takeover Proposal.

(c) For purposes of this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent, Merger Sub or any of their Affiliates) relating to (A) any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving the Company or any of the Company Subsidiaries of (x) assets or businesses that constitute or represent 10% or more of the total revenue, operating income or assets of the Company and the Company Subsidiaries, taken as a whole immediately prior to such transaction, or (y) 10% or more of the outstanding shares of Company Common Stock or any other class of capital stock of the Company or capital stock of, or other equity or voting interests in, any of the Company Subsidiaries in each case other than the transactions contemplated by this Agreement or (B) any purchase or sale (other than a purchase or sale of Company Common Stock on a “national securities exchange,” as defined under the Securities Exchange Act of 1934) of, or tender offer or exchange offer for, capital stock of the Company or any of the Company Subsidiaries that if consummated would result in any Person beneficially owning 10% or more of any class of capital stock of the Company or any of the Company Subsidiaries.

“Superior Proposal” means an unsolicited, bona fide written proposal to acquire, directly or indirectly (whether by way of merger, consolidation, share exchange, business combination, recapitalization, tender or exchange offer, asset sale or otherwise), for consideration consisting of cash and/or securities, more than 50% of the voting power represented by the outstanding equity securities of the Company or all or substantially all of the assets of the Company and its Subsidiaries on a consolidated basis, made by a third party, that, if accepted, is reasonably capable of being consummated, taking into account legal, financial, regulatory, timing and similar aspects of the proposal and the person making the proposal and would, if consummated, result in a transaction more favorable to the Company and its stockholders from a financial point of view than the Merger; provided, however, that no Takeover Proposal shall be deemed to be a Superior Proposal if any financing required to consummate the Takeover Proposal is not committed.

(d) In addition to the other obligations of the Company set forth in this Section 5.8, the Company shall immediately (and in any event, within 24 hours) advise Parent orally and in writing of any Takeover Proposal, any request for information with respect to any Takeover Proposal, or any inquiry with respect to or which could result in a Takeover Proposal, the material terms and conditions of such request, Takeover Proposal or inquiry, and the identity of the Person making the same and shall immediately provide Parent with a copy of any written request or Takeover Proposal or other document relating to a Takeover Proposal. The Company will keep Parent promptly and fully informed of the status and details (including amendments) of any such request, Takeover Proposal or inquiry and shall promptly provide Parent with a copy of any non-public information furnished to the Person making such request, Takeover Proposal or inquiry.

SECTION 5.9. Indemnification and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification by the Company now existing in favor of each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or any of the Company Subsidiaries or who acts as a fiduciary under any of the Company Employee Benefit Plans (each an “Indemnified Party”) as provided in the Company’s certificate of incorporation or bylaws, in each case as in effect on the date of this Agreement, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect.

(b) For three years after the Effective Time, to the full extent permitted under applicable law, the Surviving Corporation (the “Indemnifying Parties”) shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred; provided, however, that nothing herein shall impair any rights to indemnification of any Indemnified Party referred to in clause (a) above. Promptly after receipt by an Indemnified Party under this Section 5.9(b) of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against an Indemnifying Party under this Section 5.9(b), notify the Indemnifying Party of the commencement thereof; but the omission so to notify an Indemnifying Party will not relieve it from any liability which it may have to any Indemnified Party except to the extent that the Indemnifying Party is actually and materially prejudiced by such omission. In case any such action is brought against any Indemnified Party and it notifies an Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein and, to the extent that it may wish, jointly with any other Indemnifying Party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party (who shall not, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), be counsel to the Indemnifying Party), and after notice from the Indemnifying Party to such Indemnified Party of its election to assume the defense thereof (and so long as the Indemnifying Party satisfies such obligations), the Indemnifying Party will not be liable to such Indemnified Party under this Section 5.9(b) for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof. No Indemnifying Party shall, without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed), effect any settlement of any pending or threatened action in respect of which any Indemnified Party is or would reasonably be expected to be have been a party and indemnity could properly have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party. Notwithstanding anything to the contrary set forth herein, no Indemnifying Party shall be obligated pursuant to this Section 5.9(b) to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single action in any one jurisdiction except to the extent that, in the opinion of counsel for the Indemnified Parties, two or more of such Indemnified Parties have conflicting interests in the outcome of such action.

(c) Parent shall cause the Surviving Corporation to purchase a three-year “tail” policy on terms and conditions no less advantageous than the Company’s existing officers’ and directors’ liability insurance policies, in effect on the date of this Agreement, provided, that in no event shall Parent or the Surviving Corporation be required to expend more than $74,000 for such insurance (the “Maximum Amount”), provided, further, that if the amount of the premiums necessary to procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such three-year period as much coverage as reasonably practicable for the Maximum Amount.

(d) The obligations of Parent and the Surviving Corporation under this Section 5.9 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.9 applies without the consent of such affected Indemnified Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9, each of whom may enforce the provisions of this Section 5.9).

(e) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may, be shall assume the obligations set forth in this Section 5.9.

SECTION 5.10. State Takeover Laws. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other takeover statute or similar statute or regulation, applies or purports to apply to this Agreement, the Merger and the Stockholders’ Consents or the other transactions contemplated by this Agreement, each of Parent, Merger Sub and the Company shall (a) take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and the Stock Purchase Agreement, and (b) otherwise act to eliminate the effects of such takeover statute, law or regulation.

SECTION 5.11. Expenses. Except as set forth in Section 7.3, Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

ARTICLE 6
CONDITIONS

SECTION 6.1. Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the Closing Date of each of the following conditions:

(a) Stockholder Approval. The Required Company Stockholder Vote shall have been obtained, be in full force and effect and a period of at least 20 calendar days shall have elapsed from the date the Information Statement was first mailed to the Company’s stockholders, provided that if the Required Company Stockholder Vote is not obtained by the Stockholders’ Consents, the Required Company Stockholder Vote shall have been obtained by the affirmative vote of the holders of at least a majority of the voting power represented by the outstanding Company Common Stock and Class F Preferred Stock at the Company Stockholder Meeting.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Merger and the other transactions contemplated by this Agreement under the HSR Act, if applicable, shall have been terminated or shall have expired.

(c) No Injunctions or Restraints. No temporary restraining order or preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by any other Governmental Authority, nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority, shall be in effect that would make the Merger illegal or otherwise prevent the consummation thereof.

SECTION 6.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Company Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have or result in, individually or in the aggregate, a Company Material Adverse Effect; and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Resignations of Directors. Each of the directors of the Company shall have resigned as of the Effective Date and such resignations shall have been delivered to Parent.

(d) Appraisal Rights. No more than 2,000,000 of the outstanding shares of Company Common Stock shall be Dissenting Shares.

(e) Net Working Capital. The Company shall provide Parent with evidence reasonably satisfactory to Parent demonstrating that the Company’s Net Working Capital is no less than $7,403,148 as of a date that is no more than thirty-one (31) days prior to the Closing Date.

(f)The Company shall, directly or indirectly, own all of the outstanding shares of capital stock or other equity securities of, or other ownership interests in, Target Airfreight (HK) Limited.

SECTION 6.3. Conditions to Obligation of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable law, the waiver of each of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth herein shall be true and correct as of the date hereof and as of the Closing Date, with the same effect as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any threshold or any limitation or qualifier as to “materiality” or “Parent Material Adverse Effect” or words of similar import set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the respective chief executive officer and the chief financial officer of each such entity to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by the respective chief executive officer and the chief financial officer of each such entity to such effect.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after this Agreement has been adopted by the Required Company Stockholder Vote:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either the Company or Parent, if the Merger has not been consummated by January 31, 2008, or such other date, if any, as the Company and Parent shall agree upon (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (other than a failure to fulfill the condition set forth in Section 6.2(a), to the extent that the breach of a representation or warranty giving rise to such failure occurred after the date hereof) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(c) by either the Company or Parent, if any Governmental Authority having jurisdiction over any party hereto shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable or if there shall be adopted and shall remain in effect any statute, law, ordinance, rule, or regulation of any Governmental Authority that makes consummation of the Merger illegal or otherwise prohibited;

(d) by either the Company or Parent, if at a Company Stockholder Meeting convened by the Company pursuant to the second sentence of Section 5.1(b), (including any adjournment or postponement thereof), the Required Company Stockholder Vote shall not have been obtained;

(e) by Parent, if

(i) the Board of Directors of the Company shall have withdrawn, modified, amended or changed in any respect adverse to Parent its adoption of this Agreement or the Merger or shall have failed (following a request by Parent to do so) to make favorable recommendation of this Agreement or the Merger or, subsequent to a Takeover Proposal, shall have failed to affirm publicly and unconditionally its recommendation in favor of this Agreement and the Merger to the Company’s stockholders, which public affirmation must be made within five calendar days after Parent’s written request to do so;

(ii) the Board of Directors of the Company (or any committee thereof) shall have made a Company Adverse Recommendation Change or shall have resolved to, or publicly announced an intention to, do so;

(iii) the Company shall have breached in any material respect Section 5.8;

(iv) the condition set forth in Section 6.2(d) shall not have been satisfied; or

(v) the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.2, and (B) is incapable of being cured or has not been cured by the Company within 20 calendar days after written notice has been given by Parent to the Company of such breach or failure to perform (“Company Breach”); or

(f) by Parent, if any of the Stockholders’ Consents is rendered invalid or ineffective for any reason; provided, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(f) if (x) the invalidity is not as a result of the Company’s breach of Section 5.1 and the Company has provided notice to Parent that it proposes to cure such invalidity or ineffectiveness by convening the Company Stockholder Meeting pursuant to the second sentence of Section 5.1 hereof and the Company thereafter uses its best efforts to convene a Company Stockholder Meeting or (y) the Company has otherwise cured such invalidity after receipt of the Parent’s consent to such cure, such consent not to be unreasonably withheld;

(g) by the Company, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), and (B) is incapable of being cured or has not been cured by Parent within 20 calendar days after written notice has been given by the Company to Parent of such breach or failure to perform.

(h) The party desiring to terminate this Agreement shall give written notice of such termination to the other party.

SECTION 7.2. Effect of Termination. Upon the termination of this Agreement pursuant to and in accordance with Section 7.1, this Agreement shall forthwith become null and void except as set forth in Section 7.3 and for the provisions in Article 8, which shall survive such termination; provided that nothing herein shall relieve any party from liability for any breach of a covenant or representation or warranty in this Agreement prior to such termination. In addition, the Company Non-Disclosure Agreement shall not be affected by the termination of this Agreement.

TC “SECTION 7.3. Fees and Expenses.

(a) If this Agreement is terminated pursuant to Section 7.1(d), Section 7.1(e)(i), Section 7.1(e)(ii) or Section 7.1(e)(iii), the Company shall promptly, but in no event later than one Business Day after termination of this Agreement, pay Parent a fee in immediately available funds of an amount equal to $2,115,000 (the “Termination Fee”).

(b) If (A) this Agreement is terminated by either party, as applicable, pursuant to Section 7.1(b) or Section 7.1(e)(v), (B) a Takeover Proposal in respect of the Company is publicly announced or is proposed or offered or made to the Company or the Company’s stockholders prior to the termination of this Agreement, and (C) within 12 months following such termination (x) the Company shall consummate or enter into, directly or indirectly, an agreement with respect to a transaction constituting a Takeover Proposal or (y) any Person acquires from any stockholder of the Company who beneficially owns 5% or more of the Company Common Stock or Class F Preferred Stock (such stockholder, a “5% Stockholder”) beneficial ownership or the right to acquire from any 5% Stockholder beneficial ownership of, or any “group” (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated hereunder) shall have been formed that includes a 5% Stockholder that beneficially owns or that has the right to acquire beneficial ownership of outstanding shares of capital stock of the Company then representing 30% or more of the combined power to vote generally for the election of directors, the Company shall promptly, but in no event later than one Business Day after the earliest to occur of such events, pay Parent the Termination Fee.

SECTION 7.4. Amendment. This Agreement may be amended by the parties hereto, at any time before or after approval of this Agreement and the transactions contemplated hereby by action by or on behalf of the respective Boards of Directors of the parties hereto or the stockholders of the Company; provided, however, that after any such approval by the stockholders of the Company, no amendment shall be made that alters or changes (i) the Merger Consideration, (ii) the terms of the certificate of incorporation of the Surviving Corporation to be effected by the Merger or (iii) any of the terms or conditions of the Agreement if such alteration or change would adversely affect the rights of any holders of any class or series of stock of the constituent corporations (other than a termination of this Agreement in accordance with the provisions hereof) without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 7.5. Waiver. Any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived at any time prior to the Effective Time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

ARTICLE 8
GENERAL PROVISIONS

SECTION 8.1. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested), delivered by email in PDF form or sent by overnight courier or by telecopier (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

(a)	if to Parent or Merger Sub:

Mainfreight Limited P.O. Box 14-038 Panmure Auckland, New Zealand Attention: Don Braid, Managing Director Fax: +64 (9) 270-7400 Email: don@mainfreight.com with a copy to:

Howard-Smith & Co. Barristers and Solicitors P.O. Box 33-339, Takapuna Auckland, New Zealand DX BP 66501 Attention: Carl Howard-Smith Fax: +64 (9) 486-1045 Email: chslegal@xtra.co.nz

and

Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, New York 10018 Attention: Jack S. Bodner, Esq. Fax: (646) 441-9079 Email: jbodner@cov.com

(b)	if to the Company:

Target Logistics, Inc.
500 Harborview Drive, Third Floor
Baltimore, Maryland 21230
Attention: Stuart Hettleman, President and Chief Executive Officer
Fax: (410) 230-0897
Email: shettleman@targetlogistics.com

with a copy to:

Neuberger, Quinn, Gielen, Rubin & Gibber, P.A. One South Street, 27th Floor Baltimore, Maryland 21202 Attention: Hillel Tendler, Esq. Fax: (410) 951-6038 Email: ht@nqgrg.com

Notice so given shall (in the case of notice so given by mail) be deemed to be given three Business Days after mailed and (in the case of notice so given by cable, telegram, telecopier, telex, email or personal delivery) on the date of actual transmission or (as the case may be) personal delivery.

SECTION 8.2. Representations and Warranties. The representations and warranties contained in this Agreement shall not survive the Merger.

SECTION 8.3. Interpretations. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article, Section or Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Any references in this Agreement to “the date hereof” refers to the date of execution of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.4. Governing Law; Jurisdiction. vii)  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Delaware Court of Chancery, and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any of the transactions contemplated hereby.

SECTION 8.5. Counterparts; Facsimile Transmission of Signatures. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, and delivered by means of facsimile transmission or otherwise, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

SECTION 8.6. Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof, except that each Indemnified Party is intended to be a third party beneficiary of Section 5.9 and may specifically enforce its terms. Nothing in this Agreement shall be construed as amending any Company Employee Benefit Plan, and any amendment of a Company Employee Benefit Plan contemplated or required by this Agreement shall be effective only upon a separate amendment of such Company Employee Benefit Plan in accordance with its terms.

SECTION 8.7. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties shall be construed and enforced accordingly.

SECTION 8.8. Entire Agreement. This Agreement and the Company Non-Disclosure Agreement contain all of the terms of the understandings of the parties hereto with respect to the subject matter hereof.

SECTION 8.9. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement.

SECTION 8.10. Defined Terms For purposes of this Agreement, the following terms will have the following meanings when used herein (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquired Employees” shall have the meaning set forth in Section 5.2 hereof.

“Affiliate” means, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Business Day” shall have the meaning set forth in Section 1.2(a) hereof.

“Cash Amount” shall have the meaning set forth in Section 1.8(a) hereof.

“CERCLA” shall have the meaning set forth in Section 2.14(g)(i) hereof.

“Certificate of Merger” shall have the meaning set forth in Section 1.2(b) hereof.

“Class F Preferred Stock” shall have the meaning set forth in the recitals hereof.

“Class F Preferred Stock Merger Consideration” shall have the meaning set forth in Section 1.6(b) hereof.

“Closing” shall have the meaning set forth in Section 1.2(a) hereof.

“Closing Date” shall have the meaning set forth in Section 1.2(a) hereof.

“Code” shall have the meaning set forth in Section 1.7(f) hereof.

“Common Stock Merger Consideration” shall have the meaning set forth in Section 1.6(b) hereof.

“Company” shall have the meaning set forth in the preamble hereof.

“Company Acquisition Agreement” shall have the meaning set forth in Section 5.8(b) hereof.

“Company Board Recommendation” shall have the meaning set forth in Section 5.8(b) hereof.

“Company Breach” shall have the meaning set forth in Section 7.1(e)(iv) hereof.

“Company Certificates” shall have the meaning set forth in Section 1.7(b) hereof.

“Company Common Stock” shall have the meaning set forth in the recitals hereof.

“Company Disclosure Letter” shall have the meaning set forth in the preamble to Article 2 hereof.

“Company Employee Benefit Plan” shall have the meaning set forth in Section 2.11(a) hereof.

“Company Employee Pension Benefit Plan” shall have the meaning set forth in Section 2.11(a) hereof.

“Company Employee Welfare Benefit Plan” shall have the meaning set forth in Section 2.11(a) hereof.

“Company ERISA Affiliates” shall have the meaning set forth in Section 2.11(a) hereof.

“Company Financial Advisor” shall have the meaning set forth in Section 2.10(a) hereof.

“Company Financial Statements” shall have the meaning set forth in Section 2.5(b) hereof.

“Company Material Adverse Effect” shall have the meaning set forth in Section 2.1 hereof.

“Company Non-Disclosure Agreement” shall have the meaning set forth in Section 5.7(b) hereof.

“Company SEC Reports” shall have the meaning set forth in Section 2.5(a) hereof.

“Company Stock Plans” shall have the meaning set forth in Section 1.8(a) hereof.

“Company Stockholder Meeting” shall have the meaning set forth in Section 5.1(b) hereof.

“Company Subsidiaries” shall have the meaning set forth in Section 2.1 hereof.

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, deed of trust, commitments, leases or other instruments or obligations, whether written or oral.

“DGCL” shall have the meaning set forth in the recitals hereof.

“Dissenting Shares” shall have the meaning set forth in Section 1.6(d)(i) hereof.

“Effective Time” shall have the meaning set forth in Section 1.2(b) hereof.

“Environmental Laws” shall have the meaning set forth in Section 2.14(g)(i) hereof.

“ERISA” shall have the meaning set forth in Section 2.11(o) hereof.

“Exchange Act” shall have the meaning set forth in Section 2.3(c) hereof.

“Expenses” means all reasonable out-of-pocket expenses (including all reasonable fees and expenses of outside counsel, accountants, financing sources, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the due diligence, authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Information Statement and all other matters related to the consummation of the Merger (subject to reasonable documentation).

“5% Stockholder” shall have the meaning set forth in Section 7.3(b) hereof.

“Governmental Authority” shall have the meaning set forth in Section 1.7(d) hereof.

“Hazardous Substance” shall have the meaning set forth in Section 2.14(g)(ii) hereof.

“HSR Act” shall have the meaning set forth in Section 2.3(c) hereof.

“Indemnified Party” shall have the meaning set forth in Section 5.9(a) hereof.

“Indemnifying Parties” shall have the meaning set forth in Section 5.9(b) hereof.

“Information Statement” shall have the meaning set forth in Section 2.3(c) hereof.

“Intellectual Property” shall have the meaning set forth in Section 2.18(a) hereof.

“IT Assets” means all computer software (in either object code or source code form) the use of which is necessary for, or used in, the conduct of the business of the Company and the Company Subsidiaries as currently constituted and all databases the use of which is so necessary or used and which are maintained on the central data processing facilities of the Company and the Company Subsidiaries.

“Knowledge” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of the following individuals: (i) Stuart Hettleman, (ii) Philip J. Dubato, (iii) Christopher Coppersmith, and, solely for purposes of Section 2.18 of this Agreement, (iv) Bruce Slawinski.

“Lien” shall have the meaning set forth in Section 2.4(b) hereof.

“Material Company Contracts” shall have the meaning set forth in Section 2.21(a)(v) hereof.

“Material Real Estate Lease” means any lease for real estate under which the Company or any of the Company Subsidiaries is obligated to make annual payments in excess of $50,000.

“Maximum Amount” shall have the meaning set forth in Section 5.9(c) hereof.

“Merger” shall have the meaning set forth in the recitals hereof.

“Merger Consideration” shall have the meaning set forth in Section 1.6(b) hereof.

“Merger Sub” shall have the meaning set forth in the preamble hereof.

“Net Working Capital” means total current assets less total current liabilities, calculated using the methodology, assumptions and balance sheet line items set forth on Section 8.10 of the Disclosure Letter.

“Option” shall have the meaning set forth in Section 1.8(a) hereof.

“Parent” shall have the meaning set forth in the preamble hereof.

“Parent Material Adverse Effect” shall have the meaning set forth in Section 3.1 hereof.

“Paying Agent” shall have the meaning set forth in Section 1.7(a) hereof.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or governmental or other entity.

“Principal Stockholders” means Wrexham Aviation Corp. and Kinderhook Partners, LP.

“Qualified Company Employee Benefit Plan” shall have the meaning set forth in Section 2.11(c) hereof.

“RCRA” shall have the meaning set forth in Section 2.14(g)(i) hereof.

“Required Company Stockholder Vote” shall have the meaning set forth in Section 2.12(b) hereof.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 2.5(d) hereof.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 409A” shall have the meaning set forth in Section 2.11(p) hereof.

“Securities Act” shall have the meaning set forth in Section 2.5(a) hereof.

“Stock Purchase Agreement” shall have the meaning set forth in the recitals hereof.

“Stockholders’ Consents” shall have the meaning set forth in the recitals hereof.

“Subsidiary” means with respect to any Person, any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such limited liability company, partnership or joint venture or (iii) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. The term “Subsidiary” shall include all Subsidiaries of any Subsidiary.

“Superior Proposal” shall have the meaning set forth in Section 5.8(c) hereof.

“Surviving Corporation” shall have the meaning set forth in Section 1.1 hereof.

“Takeover Proposal” shall have the meaning set forth in Section 5.8(b) hereof.

“Taxes” shall have the meaning set forth in Section 2.13(h) hereof.

“Tax Return” shall have the meaning set forth in Section 2.13(h) hereof.

“Termination Date” shall have the meaning set forth in Section 7.1(b) hereof.

“Termination Fee” shall have the meaning set forth in Section 7.3(a) hereof.

“WARN Act” shall have the meaning set forth in Section 2.16(b) hereof.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

MAINFREIGHT LIMITED

By:	/s/
Name: Don Braid
Title: Group Managing Director

SALEYARDS CORP.

By:	/s/
Name: Don Braid
Title: President

TARGET LOGISTICS, INC.

By:	/s/
Name: Stuart Hettleman
Title: President

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